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                                                                   EXHIBIT 10.30

Entremed, Inc.
Exhibit 10.30

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 1st day of January, 1999 by and between ENTREMED, INC., a Delaware corporation having its principle office at 9610 Medical Center Drive, Suite 200, Rockville, MD 20850 (the "Company") and Dr. John W. Holaday, Jr., an individual residing at 6502 Hillmead Road, Bethesda, MD 20817 ("Dr. Holaday").

FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agrees as follows:

1.  Employment; Position and Duties

The Company hereby agrees to employ Dr. Holaday to act as, and to exercise all of the powers and functions of, its Chief Executive Officer and Chairman during the Term hereof (as set forth in paragraph 4 herein) and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies; and he shall have such specific powers, duties and Chief Executive Officer and Chairman responsibilities as the Board of Directors of the Company (the "Board") shall from time to time reasonably prescribe, provided that such duties are consistent with Dr. Holaday's senior management position. Dr. Holaday hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries; provided however, that, to the extent consistent with the needs of the Company, Dr. Holaday shall be entitled to expend a reasonable amount of time on civic, public, industry, and philanthropic activities and on the management of his own investments and assets.

2. Place of Employment

During his employment hereunder, Dr. Holaday's principle place of employment shall be located at the Company's corporate headquarters, wherever located as designated from time to time by the Board; provided however, that notwithstanding the foregoing Dr. Holaday shall be required to conduct his duties and responsibilities hereunder (except for routine and customary business travel) primarily from the executive offices located in Rockville, Maryland.



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3. Compensation

     (a) Base Salary. The Company shall pay to Dr. Holaday an annual base salary ("Base Salary") of $325,000, payable in accordance with the Company's customary payroll policy for its executives, and subject to applicable tax and payroll deductions.

     (b) Base Salary Adjustments. Dr. Holaday's Base Salary shall be reviewed annually by the Company's Board of Directors which may make such upward adjustments as within its discretion deems appropriate; however, the base salary will be increased by at least a minimum of a 10% annually.

     (c) Incentive Compensation. Dr. Holaday's Incentive Compensation, if any, shall be determined annually by the Company's Board of Directors.

     (d) Certain Other Benefits. During the Term of this Agreement, Dr. Holaday shall be entitled to equally participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the company, including without limitation, group medical and life insurance plans, and automobile expense reimbursement allowances or company-provided automobiles.

4. Term

The term of Dr. Holaday's employment with the Company shall be for a three-year period commencing January 1, 1999, or earlier and continuing through December 31, 2001 (the "Initial Term"); provided, however, that this Agreement shall be automatically renewed for successive one-year periods (each a "Successor Term"; and together with the Initial Term, generally referred to "The Term") unless either party hereto gives written notice of termination to the other party at least twelve months prior to the expiration of the Initial Term or of any Successor Term. By way of illustration, if neither party gives to the other party a written notice of termination by December 31, 2000, this Agreement shall be automatically renewed for a one-year period ending on December 31, 2002.

5. Stock Options

Periodic stock and incentive stock option grants to Dr. Holaday if any, shall be determined by the Board of Directors.

6. Unauthorized Disclosure

While employed by the Company, Dr. Holaday shall not, without the written consent of the Company, disclose to any person, other than person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Dr. Holaday of his duties as an executive officer of the Company, any material confidential information obtained by Dr. Holaday while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel date, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principles, customers, or methods of distribution, or any other confidential information the disclosure of which knows, or in the exercise of reasonable care should know will be damaging to the Company; provided,



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however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Dr. Holaday) or any information so otherwise considered by the Company to be confidential.

7. Indemnification of Dr. Holaday

The Company shall immediately indemnify Dr. Holaday if Dr. Holaday is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, because Dr. Holaday is or was an officer or director or the Company or any of its subsidiaries, affiliates, or successors, against expenses (including reasonable attorneys fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in a permitted by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time and reimburse such costs as incurred, but in any event no later than 30 days from date of presentment to the Company. Such presentment may at the option of Dr. Holaday be in the form of an invoice directly from Dr. Holaday's attorney or other provider, and in this event, the Company agrees to reimburse said provider directly, as opposed to having Dr. Holaday pay the invoice and then seek reimbursement from the Company.

8. Termination

     (a) Termination Upon Death. If Dr. Holaday dies during the Term of this Agreement, Dr. Holaday's legal representatives shall be entitled to receive the Base Salary through the last day of the twelve months following the month in which Dr. Holaday's death occurred. If in respect of the fiscal year in which Dr. Holaday dies he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Dr. Holaday's legal representatives shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation involved by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Dr. Holaday died and denominator of which shall be twelve.

     (b) Termination Upon Disability or Incapacity. The Company may terminate Dr. Holaday's employment hereunder at the end of any calendar month by giving written notice of termination to Dr. Holaday in the event of Dr. Holaday's incapacity due to physical or mental illness which prevents the proper performance of the duties of Chief Executive Officer as set forth herein or established pursuant hereto for a substantial portion of any six-month period of Dr. Holaday's Term of employment hereunder. Any questions as to the existence or extent of illness or incapacity of Dr. Holaday, upon which the Company and Dr. Holaday cannot agree, shall be determined by a qualified independent physician selected by the Company and approved by Dr. Holaday(or, if Dr. Holaday is unable to give such approval, by any adult member of the immediate family or the duly appointed guardian of Dr. Holaday). The determination of such physician certified in writing to the Company and to Dr. Holaday shall be final and conclusive for all purposes



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of this Agreement. In the event of any such termination pursuant to this subparagraph 8(b), Dr. Holaday shall be entitled to receive his Base Salary through the last day of the six months in which this Agreement is terminated.

If in respect of the fiscal year in which Dr. Holaday's employment terminates pursuant to his subparagraph 8(b) he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Dr. Holaday shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Dr. Holaday's employment terminated pursuant to this subparagraph 8(b) and the denominator of which shall be twelve.

     (c) Termination for Cause. The Company may terminate Dr. Holaday's employment hereunder for "cause" (as hereinafter defined) by giving written notice of termination of this Agreement, the Company shall have "cause" to terminate Dr. Holaday's employment hereunder upon Dr. Holaday's (i) habitual drunkenness or drug addiction or willful failure materially to perform and discharge his duties and responsibilities hereunder, or (ii) misconduct that is materially and significantly injurious to the Company, or (iii) conviction of a felony involving the personal dishonesty of Dr. Holaday or moral turpitude, or
(iv) conviction of Dr. Holaday of any crime or offense involving the property of the Company. Upon any such termination for cause under this subparagraph 8(c) the Company shall pay Dr. Holaday his Base Salary through the date of termination, and the Company shall have no further obligations under this Agreement.

     (d) Termination without Cause. The Company shall have the right to terminate Dr. Holaday's employment under this Agreement at any time, without cause, by giving Dr. Holaday not less than sixty (60) days prior written notice of such termination. Until the effective date of any such termination, the Company shall continue to pay to Dr. Holaday the full compensation specified in this Agreement. In addition, on the effective date of termination, the Company shall pay to Dr. Holaday the full amount of all Base Salary to which Dr. Holaday would otherwise have been paid throughout the remaining Term (including any Successor Term, if applicable) of this Agreement.

9. Reimbursement of Legal Fees

The Company agrees to reimburse Dr. Holaday for reasonable attorneys fees incurred if Dr. Holaday or the Company sues on this Agreement and the Company is not wholly successful on the merits of the suit.

10. Application for Insurance

The Company at its option has the right to obtain a "key-man" life insurance policy, at the Company's expense, with the Company being the sole beneficiary of such policy. Dr. Holaday hereby agrees to undergo the necessary physical examinations and disclose any pertinent disclaimers and information to obtain said policy. The Company shall also



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be required to provide split-dollar insurance as is presently in place for the benefit of Dr. Holaday's beneficiaries at the Company's expense.

11. Miscellaneous

     (a) Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire all or substantially all of the Company's assets and, in the case of Dr. Holaday, his estate or other legal representatives; provided that Dr. Holaday may not assign his rights hereunder without prior written consent of the Company.

     (b) Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Maryland.

     (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

     (d) Entire Agreement; Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Dr. Holaday with respect to the terms of Dr. Holaday's employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto except to those agreements relating to the assignment of patents and inventions to which Dr. Holaday acknowledges signing a Combined Non-disclosure and Patent Employee Agreement which will remain in effect.

     (e) Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

     (f) Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

     (g) Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                    If to Dr. Holaday:
                          6502 Hillmead Road
                          Bethesda, Maryland 20877



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                      If to the Company:
                            EntreMed, Inc.
                            9610 Medical Center Drive, Suite 200
                            Rockville, Maryland 20850
                            Attn.: Chief Financial Officer

     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                        /s/ JOHN W. HOLADAY, JR.
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                      John W. Holaday, Jr.

                      ENTREMED, INC.

                      By:  /S/ JOHN C. THOMAS
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                            John C. Thomas, for the
                            Board of Directors Compensation Committee







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